					Exhibit 12.1

ESSEX PORTFOLIO, L.P. AND SUBSIDIARIES
Schedule of computation of Ratio and Earnings to Fixed Charges and Preferred Unit Distributions
(Dollars in thousands, except ratios)

	Quarter
	ended
	June 30		Years ended December 31
	2006		2005		2004(1)		2003 (1)		2002(1)		2001(1)
Earnings:
Income from continuing operations	$10,310		$67,220		$102,271		$54,055		$62,798		$70,356
Gain on sales of real estate	-		(6,391)		(7,909)		-		(145)		(3,788)
Minority interests	1,378		5,687		3,498		4,134		3,664		196
Interest expense	19,497		73,614		63,023		52,410		43,186		38,746
Amortization of deferred financing costs	497		1,970		1,587		1,197		814		657
Total earnings	$31,682		$142,100		$162,470		$111,796		$110,317		$106,167

Fixed charges:
Interest expense	$19,497		$73,614		$63,023		$52,410		$43,186		$38,746
Amortization of deferred financing costs	497		1,970		1,587		1,197		814		657
Capitalized interest	711		1,100		1,997		4,084		6,814		3,917
Preferred unit distributions - Series F	489		1,953		1,952		195		-		-
Preferred unit distributions - limited partners	2,559		10,238		14,175		17,996		18,319		18,319
Total fixed charges and preferred
unit distributions	$23,753		$88,875		$82,734		$75,882		$69,133		$61,639

Ratio of earnings to fixed charges
(excluding preferred unit distributions	1.53	X	1.85	X	2.44	X	1.94	X	2.17	X	2.45	X

Ratio of earnings to combined fixed
charges and preferred unit distributions	1.33	X	1.60	X	1.96	X	1.47	X	1.60	X	1.72	X

(1) The above financial and operating information from January 1, 2002 through December 31, 2003 reflect the retroactive adoption of FIN 46R and SFAS 123. The above financial and operating information from January 1 through December 31, 2001 has not been restated to reflect the retroactive adoption of FIN 46R and SFAS 123. The results of operations for 2004, 2003, and 2002 have been reclassified to reflect discontinued operations for properties sold subsequent to December 31, 2004. Results of operations for 2001 have not been reclassified.
Because 2001 results have not been reclassified, the results for that period may not be comparable to the results for the later periods set forth above.